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Exhibit 3.3

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
EVERGREEN RESOURCES, INC.

RECEIVED

2003 NOV 25 PM 3:02

SECRETARY OF STATE
STATE OF COLORADO

        1.     The Amended and Restated Articles of Incorporation of Evergreen Resources, Inc. (the "Company") are hereby amended to revise Section 4.1 thereof to increase the number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares, and to read as set forth in Exhibit A (the "Amendment"), attached hereto.

        2.     The attached Articles of Amendment have been duly approved by the Board of Directors of the Company and recommended to the shareholders for their approval in accordance with Section 7-110-103 of the Colorado Revised Statutes.

        3.     The attached Articles of Amendment have been duly approved by the Company's shareholders in accordance with Sections 7-110-103 of the Colorado Revised Statutes at a duly called meeting of the Company's shareholders held on November 20, 3003, pursuant to proper notice thereof. The total number of outstanding shares of Common Stock of the Company entitled to notice and vote as of the record date (September 26, 2003) was 39,190,021. The proposal to amend the Company's Amended and Restated Articles of Incorporation required that the votes cast in favor of the Amendment exceed the votes cast against it. The number of shares approving the Amendment equaled or exceeded that required. There are no shares of any series of Preferred Stock issued and outstanding.

        4.     The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are:

Jeffrey J. Peterson, Esq.
Berenbaum, Weinshienk & Eason, P.C.
370 Seventeenth Street, 48th Floor
Denver, Colorado 800202

EXHIBIT A

AMENDMENT

        4.1    Common Stock.    The aggregate number of shares which this Corporation shall have authority to issue is 100 Million (100,000,000) shares with no par value each, which shares shall be designated "Common Stock."

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ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF EVERGREEN RESOURCES, INC.